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                                                                   EXHIBIT 10.19


                        TENNESSEE BEHAVIORAL HEALTH, INC.

                    TENNESSEE MENTAL HEALTH COOPERATIVE, INC.
                               PROVIDER AGREEMENT


         THIS AGREEMENT is made between TENNESSEE BEHAVIORAL HEALTH, INC., a Tennessee corporation ('TBH'), and TENNESSEE MENTAL HEALTH COOPERATIVE, INC., a Tennessee corporation ("Provider").

                                    RECITALS

         A. Provider manages the Mental Health Cooperative, Inc., a Tennessee not-for-profit corporation ("MHC") and Case Management, Inc., a Tennessee not-for-profit corporation ("CMI") who are behavioral health providers who are duly licensed, trained and/or certified under the laws of the State to provide Designated Covered Services to Enrollees and have authorized Provider to enter into this Agreement on their behalf. Reference to "Provider" herein shall mean MHC and CMI with respect to the provision of Designated Covered Services by Provider to Enrollees and any licensing requirements.

         B. TBH is organized to arrange on behalf of Payors for the provision of Covered Services to Enrollees under Payor Plans sponsored, maintained or administered by such Payors.

         C. TBH also contracts with other managed care organizations to arrange for the provision of Covered Services to Enrollees under Payor Plans sponsored, maintained or administered by such organizations.

         D. TBH and Provider mutually desire to arrange for the provision of Designated Covered Services by Provider to Enrollees under such Payor Plans.

         NOW, THEREFORE, in consideration of the above recitals and the mutual covenants of the parties set forth below, it is agreed as follows:

                                    ARTICLE 1

                                   DEFINITIONS


         The following definitions shall be used in the interpretation and implementation of this Agreement.

         1.1 "ADDENDUM" means any amendment or supplement to this Agreement identifying a Payor Plan and setting forth certain essential provisions of the Payor Plan that are necessary for Provider to provide and bill for Designated Covered Services provided to Enrollees covered under the Plan Contract in a manner permitted by this Agreement and such Plan Contract. All provisions of each Addendum are incorporated herein by reference and shall be deemed a part of this Agreement. A list of all Addenda attached to this Agreement as of the time of its execution by the parties is set forth on the List of Addenda attached to this Agreement as Exhibit 2. Addenda may be deleted of added to this Agreement by TBH as provided in Section 13.2 of this Agreement.

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         1.2 "AGREEMENT" means this Agreement, all Exhibits and Addenda and all applicable State or federal requirements that are required by law or contract to be incorporated as a part of this Agreement

         1.3 "CASE MANAGER" means the Participating Provider to whom TRH has given all or some of those duties and responsibilities described in Article IV of this Agreement.

         1.4 "CLEAN CLAIM" means a properly completed claim for payment for Designated Covered Services received by TBH from Provider that, in the reasonable determination of TBH, is complete (i.e. requires no further information, documentation, adjustment or alteration by Provider in order to be processed and paid by TBH or any Contract MCO), that is not contested or denied by TBH or the Contract MCO (i.e. not reasonably believed to be incorrect or fraudulent) and that is not subject to appeal or grievance procedures.

         1.5 "CONTRACT MCO" mean a managed care organization that provides or arranges for the provision of health care services to Enrollees and who contracts with TBH for TBH to arrange for the provision of behavioral health care services to such Enrollees under one or more Plan Contracts which the Contract MCO sponsors, maintains or administers.

         1.6 "COORDINATION OF BENEFITS" means allocation of responsibility to pay for health care services between two or more Payors covering the same Enrollee.

         1.7 "COPAYMENT" means an Enrollee's share of costs for Covered Services under a Plan Contract, including cost sharing expressed as coinsurance and deductibles under such Plan Contract. Copayment varies in amount according to the terms of the applicable Plan Contract.

         1.8 "COVERED SERVICES" means those behavioral health care services and supplies that are both Medically/Psychologically Necessary and covered and to be provided by Participating Providers under a Plan Contract. Coverage of Covered Services; under a Plan Contract is limited to the least intensive and/or expensive alternative treatment, supply or level of care that is consistent with professionally recognized standards of medical practice within the community and TBH Policies.

         1.9 "CPT" means the appropriate published edition of Current Procedural Terminology, a listing of descriptive terms and identifying codes for reporting medical services and procedures performed by health care providers, including all updates to such listing.

         1.10 "CREDENTIALING" means the process by which TBH or a Contract MCO certifies or recertifies the clinical credentials of Participating Providers or Provider Affiliates.

         1.11 "DESIGNATED COVERED SERVICES" means those Covered Services identified in Exhibit 1 and in any Addenda as Covered Services to be provided by Provider or Provider Affiliates to Enrollees under this Agreement.

         1.12 "DRUG FORMULARY" means the applicable listing of medications eligible for coverage as Covered Service under any prescription medication benefit offered in conjunction with a Plan Contract that is created, published and updated by TBH or a Contract MCO. A copy of the most current applicable Drug Formulary will be delivered to Provider by TBH from time to time. Each Drug Formulary will include a summary of important procedural requirements and other relevant information applicable to such benefit.

         1.13 "DSM" means the latest published edition of Diagnostic and Statistical Manual of Mental Disorders a listing of diagnostic categories and criteria that provides guidelines for making diagnoses of behavioral and substance abuse disorders. A DSM diagnosis of


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a behavioral disorder is a minimum requirement for the determination of
Medical/Psychological Necessity for behavioral health care.

         1.14 "EMERGENCY CARE" means a Covered Service rendered by a Mobile Crisis Unit or in an inpatient facility that is Medically/Psychologically Necessary for the stabilization of behavioral disorders which, if not immediately diagnosed and treated, would result in danger to the patient or others. The attending health care provider is exclusively responsible for making medical determinations and treatment decisions; however, payment for behavioral health care services rendered will be conditioned on (a) whether Prior Authorization has been obtained, if required under the applicable Payor Plan or Plan Contract and (b) TBH's subsequent review and determination as to whether such services constitute Covered Services under the applicable Plan Contract and are consistent with professionally recognized standards of practice and TBH's Policies. Provider may appeal claims for payment of such services that are denied by TBH through those TBH Procedures related to Participating Provider appeals.

         1.15 "ENROLLEE" means a person covered under a Plan Contract for the provision of Covered Services.

         1.16 "EXHIBIT 1" means the exhibit marked as such that is attached to this Agreement and that describes those Designated Covered Services to be provided to Enrollees by Provider under this Agreement as of the time of the execution of this Agreement. Exhibit 1 may be revised or amended from time to time by agreement of the parties as provided in Section 13.1 of this Agreement and shall be amended to the extent provided in any Addendum.

         1.17 "EXCLUDED SERVICES" means (i) all medical/surgical services, (ii) those behavioral health services and other services and supplies which are not Covered Services and (iii) those Covered Services that are not Designated Covered Services. Excluded Services rendered by Provider to Enrollees are not compensated under this Agreement.

         1.18 "LIST OF ADDENDA" means the list of Addenda attached to and made a part of this Agreement as Exhibit 2.

         1.19 "MEDICAL DIRECTOR" means a physician duly licensed to practice medicine in the State who is employed by or under contract with TBH to monitor the provision of Covered Services to Enrollees.

         1.20 "MEDICALLY/PSYCHOLOGICALLY NECESSARY" means behavioral health services which TBH reasonably determines are necessary and appropriate for treatment of those symptoms and behaviors of an Enrollment. demonstrate the presence of a behavioral disorder as described in the DSM. The terms "necessary" and "appropriate" as used in this definition are determined by TBH according to professionally recognized standards of practice and TBH Policies. The attending health care provider is exclusively responsible for making all medical determinations and treatment decisions. However, payment of Provider for behavioral health care services rendered will be conditioned on TBH's subsequent review and determination as to whether such services were Designated Covered Services that were Medically/Psychologically Necessary. Such determination shall be based on TBH's review of the applicable Plan Contract and its determination of whether such services were consistent with professionally recognized standards of practice and TBH's Policies, subject to the provider grievance and appeal procedure set forth in TBH Procedures. The fact that a health care provider, including, where appropriate, Provider, may prescribe, order, recommend or approve a behavioral health care service does not, in itself, make such service Medically/Psychologically Necessary or make the service a Designated Covered Service even though it is not specifically listed as an exclusion or limitation. Provider may appeal claims for payment which have been denied by TBH through TBH's provider appeal procedures.




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         1.21 "MOBILE CRISIS UNIT" means any Participating Provider(s) designed by TBH or State to respond to calls relating to the evaluation, treatment and/or Referral of Enrollment who may be or are in need of immediate Covered Services or other behavioral health services. Each Mobile Crisis Unit designated by TBH will respond to calls, evaluate Enrollees and make Referrals in accordance with TBH Policies and TBH procedures.

         1.22 "PARTICIPATING PROVIDER" means a physician, other individual health care provider, hospital or facility credential, trained and/or licensed, as appropriate, to provide one or more Covered Services, or an independent practice association or medical group, whose members are licensed, trained or certified to provide one or more Covered Services, who contracts with TBH to provide one or more Covered Services to Enrollees.

         1.23 "PAYOR" means an employer, insurance company, health maintenance organization, third party administrator, health plan, managed care organization, the State or other person, group or entity that contracts or arranges for the provision of health care services to Enrollees pursuant to one or more Plan Contracts.

         1.24 "PAYOR PLAN" means any benefit plan or program adopted, implemented, established or by a Payor or Contract MCO for the purpose of providing, arranging for the provision of or making available Covered Services to Enrollees.

         1.25 "PLAN CONTRACT" means the contract between TBH and a Payor or Contract MCO pursuant to which TBH has agreed to arrange for the provision of Covered Services to Enrollees. Each Plan Contract that is covered by this Agreement shall be identified by an Addendum that describes the essential provisions of the Plan Contract that are necessary for Provider to provide and bill for Designated Covered Services provided to Enrollees covered by such Plan Contract in a manner permitted by this Agreement and such Plan Contract.

         1.26 "PRIOR AUTHORIZATION" means authorization of behavioral health care services for coverage as Designated Covered Services by TBH prior to the Enrollee obtaining such services. Requests for Prior Authorization will be denied if TBH reasonably determines that the behavioral health care services that are proposed for coverage are (a) not included as Covered Services under the applicable Plan Contract, (b) not Medically/Psychologically Necessary, (c) not Designated Covered Services or (d) in conflict with TBH Policies.

         1.27 "PROVIDER" means collectively Tennessee Mental Health Cooperative, Inc. and MHC and CMI with respect to the provision of Designated Covered Services and licensing requirements.

         1.28 "PROVIDER AFFILIATE" mean MHC, CMI and any health care provider that is (i) employed by or under contract with Provider (ii) licensed, trained, certified or otherwise qualified to provide Designated Covered Services to Enrollees pursuant to this Agreement, (iii) Credentialed to provide Designated Covered Services by TBH and (iv) authorized by TBH to provide Designated Covered Services to Enrollees on behalf of Provider under this Agreement.

         1.29 "QUALITY MANAGEMENT PLAN" means those quality procedures and information TBH determines are necessary and appropriate to measure and/or ensure quality of clinical and non clinical services required by TennCare. The terms "necessary" and "appropriate", as used in this definition, are determined by TBH according to the State quality and performance standards.

         1.30 "REFERRAL" means the act and process through which TBH or a Case Manager refers an Enrollee to Provider to obtain Designated Covered Services.

         1.31 "STATE" means the State of Tennessee and, where appropriate, a department, agency, bureau or other subdivision thereof.



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         1.32 "TBH" means Tennessee Behavioral Health. Inc. and its successors and assigns.

         1.33 "TBH POLICIES" means those behavioral health care rules and policies adopted by TBH that are utilized by TBH for the purpose of determining whether any behavioral health care service provided by a Participating Provider to an Enrollee is a Medically/Psychologically Necessary Designated Covered Service. TBH shall have the right to amend or revoke TBH Policies from time to time in its discretion. Provider may object to any amendments in which case the parties shall meet to resolve their differences and, if no resolution occurs, Provider may terminate this Agreement on 90 days prior written notice to TBH.

         1.34 "TBH PROCEDURES" means those rules, regulations and procedures adopted by TBH that must be followed by Participating Providers when providing and billing for Covered Services under this Agreement and which address, among other things, obtaining Prior Authorization, billing for Covered Services and appealing any TBH decision regarding whether a behavioral health care service is a Covered Service or is Medically/Psychologically Necessary. TBR shall have the right to amend TBH Procedures from time to time in its discretion.

         1.35 "TBH PROVIDER MANUAL" means the manual, prepared by TBH and distributed to Participating Providers, that contains those current TBH Policies and TBH Procedures that must be readily accessible to Provider in order to carry out Provider's duties under this Agreement. TBH shall be responsible for updating the TBH Provider Manual to reflect all revisions or changes to TBH Policies or TBH Procedures and for distributing such changes or revisions to Provider.

         1.36 "TENNCARE" means the program administered by the State (currently pursuant to waiver granted by the Health Care Financing Administration, United States Department of Health and Human Services) under which the State pays a monthly prepaid capitated amount to managed care organizations and behavioral health organizations for rendering or arranging necessary health care services to eligible persons, and any successor program implemented by the State.

                                    ARTICLE 2

                             OBLIGATIONS OF PROVIDER

         2.1 DESIGNATED COVERED SERVICES. Provider shall provide Medically/Psychologically Necessary Designated Covered Services to all Enrollees entitled to coverage for such services under a Plan Contract. Provider warrant that the Designated Covered Services described in Exhibit 1 and all Addenda are within the scope of Provider's license and/or training and that Provider is professionally or otherwise qualified to provide such Designated Covered Services to Enrollees. Provider shall provide Designated Covered Services to Enrollees in accordance with a plan of care that has been approved by TBH and shall assist TBH and the Case Manager, as requested, in the establishment of such plan of care. If so indicated in Exhibit 1, Provider will serve as a Case Manager or provide one or more Mobile Crisis Units to perform those functions required under TBH Policies and TBH Procedures.



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         2.2 PROVIDER AFFILIATES.

                  2.2.1 SERVICES. Provider shall have the right to provide Designated Covered Services to Enrollees through one or more Provider Affiliates subject to the terms of this Agreement. Provider shall permit Provider Affiliates to provide Designated Covered Services under this Agreement only if such Provider Affiliate agrees in writing to comply with, observe and be bound by the terms of this Agreement that are applicable to Provider. Where appropriate, all references to Provider in this Agreement shall be deemed to include all Provider Affiliates. Provider shall not authorize, permit or allow any Designated Covered Service to be delivered or provided by anyone other than Provider or a Provider Affiliate meeting the requirements of this Section 2.2.

                  2.2.2 PAYMENT OF PROVIDER AFFILIATES. Provider shall be solely and exclusively responsible for compensating all Provider Affiliates who provide Designated Covered Services to Enrollees under this Agreement and shall indemnify and hold TBH and the applicable Payor harmless from any liability, cost or expense related to or arising from any claim for payment or other compensation by a Provider Affiliate made against TBH or any Payor. The sale and exclusive obligation of TBH or any Payor to pay for Designated Covered Services rendered by Provider or any Provider Affiliate under this Agreement shall be to make payments directly to Provider pursuant to Section 3.1.

                  2.2.3 PROVIDER RESPONSIBILITY FOR PROVIDER AFFILIATES. Provider shall be solely and legally liable for the quality of Designated Covered Services or any other health care service that any related Provider Affiliate renders to Enrollees and for ensuring that Designated Covered Services provided by any related Provider Affiliate are within the scope of the related Provider Affiliate's license and training and meet professionally recognized standards of practice within the community. For purposes of this subsection, the term "related Provider Affiliate" shall mean a Provider Affiliate who is employed by Provider, or, in the case of a Provider that is an institution or facility, who is authorized by the rules, bylaws or regulations of such institution or facility to provide professional services to Enrollees at or on behalf of such institution or facility.

         2.3 REFERRAL, PRIOR AUTHORIZATION AND MANAGED CARE REQUIREMENTS. To the extent applicable to Provider, compensation for behavioral health care services is limited to Designated Covered Services rendered by Provider which have been authorized by Referral and, when required under a Plan Co., have been rendered after Prior Authorization has been given by TBH. Provider shall abide by TBH Policies and TBH Procedures governing Referrals, Prior Authorization, utilization management, and concurrent, retrospective and prospective review of Designated Covered Services. It is Provider's responsibility to follow TBH Policies and TBH Procedures and to provide sufficient information and reports in a timely manner for TBH to complete its reviews. Prior Authorization shall only apply to Designated Covered Services to be rendered by Provider that are payable on a fee-for-service basis.

         2.4 EXCLUDED SERVICES. Provider must advise the Enrollee in writing, prior to providing Excluded Services to the Enrollee, that the services are not covered by this Agreement, will not be paid for by TBH or any Contract MCO or Payor and that the Enrollee will be responsible for paying Provider directly for such services. Further, if an Enrollee requests such Excluded Services, Enrollee must acknowledge in writing, in advance of the provision of services, that neither TBH nor any Contract MCO or Payor shall be responsible for the payment of such services.

         2.5 DRUG FORMULARY. Provider shall comply with the medication dispensing guidelines set forth in the Drug Formulary applicable to each Payor Plan.



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         2.6 ACCESSIBILITY OF DESIGNATED COVERED SERVICES. Designated Covered
Services shall be available and accessible to Enrollees from Provider during reasonable hours of operation, with provision for after-hour services, if applicable. If Provider is required to provide Emergency Care or any other Designated Covered Service as a full-time service, Emergency Care or such service shall be available and accessible 24 hours a day, 7 days a week. Provider shall monitor the accessibility of Designated Covered Services to Enrollees and shall comply with TBH's efforts to monitor and evaluate same and TRH Policies and TBH Procedures.

         2.7 TREATMENT OF ENROLLEES. Provider, Provider Affiliates and Provider's staff and administrative personnel shall treat Enrollees promptly, fairly and courteously by phone, in person or in writing. Provider, Provider Affiliates and TBH, and their respective employees, shall portray each other at all times in a positive light in their interactions with Enrollees and the public.

         2.8 REPORTING OF ACTIONS AGAINST PROVIDER OR A PROVIDER AFFILIATE. Provider shall notify TBH within five (5) calendar days of the occurrence of any of the following of which Provider has knowledge, such notice to include a brief description of such occurrence and the reasons therefor:

                  2.8.1 any action taken to restrict, suspend or revoke Provider's and/or a Provider Affiliate's license to provide any Designated Covered Service required by this Agreement;

                  2.8.2 any suit or arbitration action brought against Provider and/or a Provider Affiliate for malpractice;

                  2.8.3 any felony information or indictment or investigation instituted by the State or any federal agency with regulatory authority naming Provider and/or a Provider Affiliate;

                  2.8.4 any disciplinary proceeding or action naming Provider and/or a Provider Affiliate before an administrative agency of the State or any federal agency with regulatory authority over Provider or any Provider affiliate;

                  2.8.5 any cancellation or material modification of the professional liability insurance required to be carried by Provider or any Provider Affiliate;

                  2.8.6 any action taken to restrict, suspend or revoke the participation of Provider or any provider Affiliate in Medicare, CHAMPUS or TennCare;

                  2.8.7 any Enrollee written complaints against Provider or any Provider Affiliate,

                  2.8.8 any disciplinary action or action to terminate or restrict privileges at any hospital or other health care facility taken by such facility against Provider or any Provider Affiliate; and

                  2.8.9 any other event or situation which might materially affect the ability of Provider or any Provider Affiliate to carry out Provider's duties and obligations under this Agreement.

Provider shall, provide TBH with a summary of the final disposition of any such occurrence.

         2.9 QUALITY OF COVERED SERVICES. Provider shall, be solely and legally responsible for the quality of Designated Covered Services or any other health care service that Provider renders to Enrollees. Said services shall meet professionally recognized standards of practice. TBH's professional review and credentialing committees shall monitor the quality of Designated Covered Services rendered. Provider shall cooperate and comply, and shall cause all Provider Affiliates to cooperate and comply, with TBH's Quality Management Plan


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and internal quality of care review system and the reasonable decisions of the
Medical Director. Provider and all Provider Affiliates shall abide by TBH Policies and TBH Procedures for Credentialing, Prior Authorization, utilization review, utilization management and quality management. Provider acknowledges that TBH's quality management program includes provisions for provider reporting, records audit, peer review, provider appeals and a grievance process for Enrollees. The minutes of the quality management committee shall be available for review by the applicable Payor or Contract MCO and State and federal regulatory agencies if required by law or contract. Provider and all Provider Affiliates shall comply with all final determinations of TBH's peer review, provider appeal and Enrollee grievance process, subject to Provider's rights of grievance and appeal under TBH Policies and TBH Procedures.

         2.10 COORDINATION OF BENEFITS. Provider shall cooperate with TBH with respect to the administration of Coordination of Benefits required under a Plan Contract or Article X of this Agreement. Provider and Provider Affiliates shall consent to such release of information by TBH to other Payors as is necessary and lawful to accomplish Coordination of Benefits and will assign right to payment or bill the primary Payor as required by TBH.

         2.11 THIRD PARTY LIABILITY AND WORKERS' COMPENSATION RECOVERIES. Provider shall cooperate with TBH to procure third party liability and workers' compensation recoveries. The proceeds of such recoveries shall be the exclusive property of TBH provided Provider is paid by TBH for Designated Covered Services rendered.

         2.12 RECORD KEEPING AND REPORTING REQUIREMENTS.

                  2.12.1 RECORDS. Provider shall maintain current medical and other records in accordance with accepted standards of all information relevant to Designated Covered Services provided to Enrollees, including, but not limited to services performed, charges, day of services, medical/patient charts, prescription orders, diagnoses, documentation of orders for laboratory and other tests and rest results, Referrals and other information necessary for the evaluation of the nature, necessity, quality, quantity, appropriateness and timeliness of such services.

                  2.12.2 MAINTENANCE OF RECORDS. Provider shall maintain for at least five, (5) years after the date of the delivery of services and readily make available to TBH, the State, the United States Department of Health and Human Services, and any other government agency with regulatory authority, medical and behavioral health records of Enrollees receiving Designated Covered Services and all related administrative records. Upon request, TBH and such agencies shall have access at reasonable times to the books, records and papers of Provider relating to Designated Covered Services, to the cost thereof and Copayments received from Enrollees.

                  2.12.3 REPORTING REQUIREMENTS. Provider shall comply with the encounter, clinical information or other reporting requirements of each Plan Contract and Payor Plan and shall utilize such reporting forms as required by TBH or the Payor.

                  2.12.4 CONFIDENTIALITY OF INFORMATION. Provider shall assure that all material and information, in particular information relating to Enrollees, which is provided to or obtained by or through Provider's performance under this Agreement, whether verbal, written, taped, computerized or otherwise, shall be maintained and treated as confidential information to the extent confidential treatment is required under State and federal laws. Provider shall not use any such information in any manner except as necessary for the proper discharge of its obligations and securement of its rights under this Agreement. Except as expressly authorized by this Agreement, all information as to personal facts and circumstances concerning Enrollees obtained by Provider shall be treated as privileged communications shall be held confidential and shall not be divulged without the written consent of the Enrollee, provided


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that nothing stated herein shall prohibit the disclosure of information in summary, statistical or other form which does not identify particular Enrollees. The use or disclosure of information concerning Enrollees by Provider, any Provider Affiliate or TBH shall be limited to purposes directly connected with the administration of this Agreement.

                  2.12.5 ACCESS TO CONFIDENTIAL INFORMATION. Subject to all applicable privacy and confidentiality laws, rules and regulations, the medical records of Enrollees and administrative records related thereto shall be made available to each Participating Provider and to TBH, any appropriate Contract MCO or Payor, and their respective agents and representatives. Provider shall allow TBH inspection, audit and duplication of any and all data, billings and other records maintained on Enrollees. Inspection, audit and duplication shall occur after reasonable notice during regular working hours. Ownership and access to Provider's records of Enrollees shall be controlled by applicable laws of the State and this Agreement. TBH and State and federal regulatory agencies shall also have access to such records as required by law and pursuant to the terms of
Article 7 of this Agreement. Each Enrollee and his or her authorized representatives shall be given access to such Enrollee's medical records, to the extent and in the manner provided by Tenn. Code Ann. Section 33-3-104(10),
Section 63-2-101, Section 63-2-102 and 42 C.F.R. 2, and, subject to reasonable charges, be given copies thereof upon request.

         2.13 INSURANCE.

                  2.13.1 PROFESSIONAL LIABILITY. During the term of this Agreement and for a period of three (3) years after termination, Provider shall maintain (through regular or tail coverage) professional liability insurance covering Provider and all Provider Affiliates in amounts equal to $1,000,000 per claim and $3,000,000 in the aggregate of all claims per policy year. Upon execution of this Agreement, Provider will deliver to TBH certificates of insurance or other evidence of insurance reasonably satisfactory to TBH indicating that this insurance is in effect. TBH shall be provided not less than 30 days' advance written notice prior to any cancellation, non-renewal or material change in this coverage and may require a certificate from the insuror to such effect.

                  2.13.2 GENERAL LIABILITY. During the term of this Agreement, Provider shall maintain general liability insurance with reasonable limits against claims for damages arising as a result of personal injury or death caused, in whole or in part, by any act or omission of Provider of any of its agents, servants and employees.

         2.14 NON-DISCRIMINATION. Neither Provider nor any Provider Affiliate shall discriminate against any Enrollee solely on the grounds that the Enrollee files a complaint against Provider, a Provider Affiliate or TBH, or because of the Enrollee's race, color, national origin, ancestry, religion, sex, marital status, sexual orientation, age, physical handicap, or medical or behavioral health condition

         2.15 REPORTING CHANGES OF PROVIDER INFORMATION. Provider shall notify TBH, in writing, at least 30 calendar days prior to any known or anticipated change and within ten (10) days after any unanticipated change in the address, business telephone number, business hours, tax identification number, license number and, if applicable, Drug Enforcement Agency registration number of Provider or any Provider Affiliate.

         2.16 CREDENTIALING REQUIREMENTS. Each Provider Affiliate shall, prior to providing Designated Covered Services under this Agreement, meet TBH's Credentialing requirements for each Plan Contract and Payor Plan.

         2.17 LICENSE REQUIREMENTS. Each Provider Affiliate shall maintain all appropriate licenses, certifications, training and standards required by applicable state and federal laws for the providing of Designated



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Covered Services under this Agreement. Tennessee Mental Health Cooperative, Inc.
shall not be authorized to and shall not provide Designated Covered Services to Enrollees.

         2.18 NON-SOLICITATION. Neither Provider, any Provider Affiliate nor any entity or person associated with Provider or any Provider Affiliate shall use any membership lists or other information obtained as a Participating Provider to solicit Enrollees in any way on behalf of any health plan other than the Contact Plan in which the Enrollee is enrolled. Such solicitation shall be a material breach of this Agreement. TBH acknowledges that Provider has had complete access to the identities of the Enrollee and has treated the Enrollees prior to entering into this Agreement and Provider is unrestricted in the use of any information secured prior to entering into this Agreement.

         2.19 REQUIREMENTS FOR SUBMISSION OF CLAIMS BY PROVIDER. With respect to those Designated Covered Services that Provider is to be compensated for based on the submission of a Clean Claim, claims for payment shall be paid only if submitted to TBH or its designee within 60 days after the date the Designated Covered Services were rendered and only after TBH has determined that a claim is a Clean Claim. Provider shall not seek payment from Enrollees for claims for Designated Covered Services submitted to TBH except with respect to the applicable Copayment amount. Forms, used in submitting claims shall be in a format approved by TBH (generally, HCFA 1500 and UB-92 forms are in an approved format). Claim shall include, at a minimum, the following information if applicable: date of service, patient name, Enrollee identification number, Plan Contract identification number, Referring Case Manager's name and identification number, number of service units, diagnosis, billed dollar amount, Copayment amount (if applicable), CPT and DSM codes and procedure description. This Section shall only apply to claims submitted on a fee-for-service basis.

         2.20 LEGAL AND PROFESSIONAL RESPONSIBILITY. Provider shall perform all of Provider's duties and obligations under this Agreement in accordance with all applicable laws, rules and regulations, including those made applicable by reason of any Contract Plan or Addendum. To the extent Provider is an individual practitioner, Provider acknowledges that he/she has an independent professional responsibility to his/her patient/Enrollee, and agrees that no action by TBH pursuant to either this Agreement or TBH Policies or TBH Procedures shall in any way absolve Provider or any Provider Affiliate from, or in any way restrict or inhibit his/her performance of professional duties and obligations due a patient/Enrollee.

         2.21 TRANSFER. If Provider is an individual practitioner, then, if after reasonable efforts a satisfactory Provider-patient relationship is not established and maintained between Provider and any Enrollee, either Provider, such Enrollee or TBH may request that the Enrollee's care be transferred to another Participating Provider. No such change shall be effective, however, without the prior express approval of TBH which shall not be reasonably delayed or withheld.

         2.22 CONFIDENTIALITY AND RETURN, OF PROPRIETARY INFORMATION. Provider covenants to maintain the confidentiality of any information and documents relating to or prepared pursuant to this Agreement or any Plan Contract and all information or documents supplied to Provider by TBH pursuant to this Agreement, and shall not copy such documents or use such information or documents for any purpose other than discharging Provider's duties under this Agreement. Provider shall take reasonable precautions to prevent the unauthorized disclosure of all such information and documents. TBH consents to such disclosure to Provider Affiliates to the extent necessary for Provider to arrange coverage by or otherwise engage Provider Affiliates to provide Designated Covered Services in accordance with this Agreement. Provider agrees to promptly return the TBH Provider Manual and any other TBH proprietary documents or material upon termination of this Agreement, including any copies thereof, in Provider's or Provider Affiliate's possession or control.

         2.23 HOLD HARMLESS. Provider agrees that in no event, including but not limited to nonpayment of Provider by TBH, shall any Enrollee be liable for any amounts owed to Provider or any Provider Affiliate for any


                                      10.

Designated Covered Service provided by Provider to Enrollees under this Agreement, except to the extent Provider shall be permitted to bill for and collect a Copayment from the Enrollee pursuant to the applicable Plan Contract. Provider shall not maintain any action at law or take any action against any Enrollee to collect sums owed or allegedly owed to Provider by TBH or any Payor or Contract MCO with respect to any Designated Covered Service. Provider shall not charge, collect or seek to collect from any Enrollee any surcharge or other amount for Designated Covered Services other than applicable Copayments nor shall Provider solicit or accept any surety or guarantee of payment from the Enrollee in excess of the amount of such Copayments. The term Enrollee, as used in this Section 2.23, includes the patent and the parent(s), guardian, spouse or any other person legally responsible for the patient.

         2.24 REFERRALS. To the extent required by the Plan Contract or TBH Policies or TBH Procedures, Provider shall Refer Enrollees only to other Participating Providers and shall comply with all requirements of such Plan Contract, TBH Policies and TBH Procedures for notification of TBH or the Case Manager with respect to Referrals for Emergency Care or other Covered Services to a health care provider that is not a Participating Provider.

         2.25 NO RIGHT TO REFUSE DESIGNATED COVERED SERVICES. Provider shall not refuse to provide Medically/Psychologically Necessary Designated Covered Services to any Enrollee provided the Enrollee has been certified by TBH as eligible to receive such Designated Covered Services and TBH has given its Prior Authorization for the provision of such Designated Covered Services when required under the terms of the Contract Plan or this Agreement. An individual Provider shall not be required to accept or continue treatment of an Enrollee with whom the Provider cannot, after reasonable efforts, establish or maintain a professional relationship.

         2.26 MARKETING. TBH and any Contract MCO may include references to Provider, Provider Affiliates and their business addresses and telephone numbers in any Payor Plan materials provided to Enrollees, in any marketing or solicitation campaigns initiated by TBH or by any Contract MCO, and in any materials used by TBH in informing other Participating Providers of network affiliations. All marketing, advertising and publicity relative to the solicitation of Plan Contracts will be conducted by TBH and its designees.

         2.27 ADDENDA. To the extent any of the obligations, responsibilities or rights of either of the parties under this Agreement shall be expanded, limited or otherwise affected by the terms of any Addendum, then the terms of such Addendum shall control, and, in the event any of the provisions or terms of an Addendum shall conflict with or be inconsistent with the terms and conditions of this Agreement, the terms and provisions of such Addendum shall control.

         2.28 COMPLIANCE WITH PAYOR PLANS. Provider will comply with all requirements imposed on providers under Payor Plans and will not implement any policy or practice designed or intended to circumvent the obligation of any Enrollee to pay any Copayment.

         2.29 CREDENTIALING REQUIREMENTS. Provider acknowledges that pursuant to the execution of this Agreement, it shall be necessary for TBH to perform Credentialing of Provider and Provider Affiliates, and each individual Provider and Provider Affiliate shall be required to execute a form of release and immunity authorizing TBH to obtain Credentialing information from third parties in the form of Exhibit 3 attached to this Agreement.

         2.30 REPRESENTATIONS AND WARRANTIES OF PROVIDER. Provider hereby represents and warrants to TBH as follows:

                  2.30.1 Provider has the legal right, power and authority to execute and deliver this Agreement on behalf of MHC and CMI and to legally bind MHC and CMI to the terms, conditions and obligations



                                      11.

of this Agreement as the authorized agent for MHC and CMI, to the same exam as if this Agreement had been executed and delivered by MHC and CMI.

                  2.30.2 Under the term of its agreement with MHC and CMI, Provider is authorized to receive payment from TBH for all Designated Covered Services provided by MHC and CMI to Enrollees and Provider shall indemnify and hold TBH, its officers, employees and agents, harmless from and against any claims made by MHC and CMI for payment for services rendered pursuant to this Agreement.

                  2.30.3 MHC and CMI have such licenses, certifications and other qualifications as are necessary to meet TBH's Credentialing requirements and will maintain all such licenses, certifications and qualifications for so long as MHC and CMI are providing Designated Covered Services under the terms of this Agreement.

                  2.30.4 MHC and CMI have appointed Provider as its agent to exercise, waive and represent the rights and interests of MHC and CNU under this Agreement including without limitation, exercising the following rights on behalf of MHC and CMI: (i) pursue grievance procedures, (ii) accept and execute Addenda adding Payor Plans or amending this Agreement, (Iii) pursue arbitration remedies and (iv) exercise rights of extension or termination of the Agreement. All rights of MHC and CMI under the Agreement shall be exercisable solely by Provider on behalf of MHC and CM1.

                  2.30.5 Provider shall maintain a network of MHC and CMI throughout the term of this agreement sufficient for meeting all requirements for the provision of Designated Covered Services to Enrollees imposed on TBH by reason of all Plan Contracts in effect during the term of this Agreement.

                                    ARTICLE 3

                                TBH'S OBLIGATIONS

         3.1 COMPENSATION TO PROVIDER. In consideration for the Designated Covered Services which Provider readers to Enrollees pursuant to this Agreement, TBH shall reimburse Provider or any Provider Affiliate in accordance with the following provisions and all Addenda. Where any Addendum sets forth a compensation arrangement which is inconsistent with the following provisions, the terms of the Addendum shall govern.

                  3.1.1 METHOD AND AMOUNT OF COMPENSATION. Provider shall accept as payment in full for Designated Covered Services rendered to Enrollees under a Payor Plan and Plan Contract based upon and in accordance with the method and amounts, payable by TBH set forth in the Addendum) referencing such Payor Plan and Plan Contract, plus Copayments payable solely by Enrollees in accordance with such Payor Plan.

                  3.1.2 EXCLUSIVE COMPENSATION BY TBH. In the event that TBH fails, for any reason, to pay for Designated Covered Service, neither the Enrollee receiving such Designated Covered Services nor the Contract MCO or Payor sponsoring, maintaining or administering such Plan Contract shall be liable to Provider for sums owed by TBH under this Agreement and Provider shall not maintain an action at law or initiate collection efforts against such Enrollee or Contract MCO or Payor to collect such sum.

                  3.1.3 NO PAYMENT FOR EXCLUDED SERVICES. Except as provided in
Section 2.4, neither an Enrollee, any Payee, any Contract MCO nor TBH shall be liable for payment for (1) any Designated Covered Service determined by TBH to be not Medically/Psychologically Necessary, (2) any Designated


                                      12.

Covered Service for which Prior Authorization and/or Case Manager Referral is required under the applicable Plan Contract as a prerequisite of coverage but which is not obtained, or (3) Excluded Services.

                  3.1.4 TIME REQUIREMENTS FOR PAYMENT OF CLAIMS. To the extent an Addendum shall require that TBH compensate Provider on a fee for service or other basis requiring the submission of claims by Provider, TBH or its designee shall process and reimburse Provider's claims for Designated Covered Services provided to Enrollees consistent with TBH Policies and TBH Procedures and in accordance with terms of the pertinent Plan Contract. TBH shall pay ninety-five percent (95%) of Clean Claims within 30 calendar days of receipt of such claim by TBH and will pay the remaining five percent (5%) of Clean Claims within forty
(40) calendar days of receipt by TBH. TBH shall process within sixty (60) calendar days of receipt all claims submitted by Provider. The term "process" means that TBH will make a determination as to whether the submitted claim is a Clean Claim or advise Provider that a submitted claim is (i) a denied claim and specify all reasons for denial or (ii) not a "Clean Claim" due to insufficient information and/or documentation and specify in detail all information and/or documentation that is needed from the Provider in order to allow or deny the claim. Resubmission of a claim with further information and/or documentation shall constitute a new claim for purposes of establishing the timeframe for claim processing and payment under this Subsection 3.1.4.

                  3.1.5 TIME REQUIREMENTS FOR PAYMENT OF CAPITATED PAYMENT BY TBH. To the extent an Addendum shall require that TBH compensate Provider on a capitated rate method or any other method that does not require the submission of a claim by Provider, TBH shall pay the capitated amount to Provider by no later than (i) the tenth (10th) day of the calendar month or (11) if such Addendum refers to a Plan Contract sponsored, maintained or administered by a Contract MCO or by the State, within five (5) business days after receipt of the capitation payment or other compensation payment by TBH from such Contract MCO or the State, as appropriate.

                  3.1.6 PAYMENT OF PROVIDER AFFILIATES. All payments due Provider and all Provider Affiliates under this Agreement shall be made directly to Provider, and Provider shall be solely responsible for paying or otherwise compensating all Provider Affiliates, as provided in Subsection 2.2.2.

                  3.1.7 LIMITATION ON COMPENSATION OBLIGATION. Notwithstanding any provision in the Agreement to the contrary, where TBH pays another Participating Provider on an all-inclusive per diem, percentage of premium, program or capitated rate basis, and such Participating Provider is responsible for payment of Provider's services, Provider shall look only to such Participating Provider for payment of Designated Covered Services rendered to Enrollees.

                  3.1.8 OTHER PAYMENT REQUIREMENTS. Other billing, claim submission and payment requirements may be included in any provider manual provided to Provider by TBH.

         3.2 MONITOR QUALITY MANAGEMENT. TBH shall monitor Provider's quality management activities and compliance with TBH's quality management policies and procedures. TBH shall also monitor Provider's compliance with its Credentialing and disciplinary policies and procedures. Provider shall comply with any reasonable corrective action plans implemented by TBH.

         3.3 ENROLLEE GRIEVANCES. TBH shall have primary and final responsibility for administering Enrollee grievance procedures. Provider shall be given notice of and the right to participate in any Enrollee grievance procedure.



                                      13.

                                    ARTICLE 4

                                 CASE MANAGEMENT

         4.1 CASE MANAGER DESIGNATION. If Provider is designated as a Case Manager under any Addendum, Provider shall provide the case management services described in Section 4.2 to those Enrollees who are covered by the Plan Contract described in such Addendum and who are assigned to Provider by TBH. TBH may request, in its discretion, that Provider provide some but not all case management services described in Section 4.2 depending upon the requirements of the Plan Contract. TBH shall compensate Provider for rendering such case management services in the amount and manner set forth in such Addendum, such compensation to be in addition to any amounts owing to Provider under this Agreement for providing Designated Covered Services to Enrollees.

         4.2 CASE MANAGEMENT SERVICES. Case management services shall include the following services which shall be available 24 hours a day, 7 days a week:

                  4.2.1 serving as an intake center, identifying the health care needs of the Enrollee and developing a plan of care for such Enrollee, which includes the identification of long term and short term goals with respect to those Enrollees assigned to Case Manager pursuant to Section 4.1;

                  4.2.2 making Referrals and assisting the Enrollee and his or her family in accessing Covered Services and other behavioral health services in the least restrictive and most efficient and cost-effective environment;

                  4.2.3 processing requests from Participating Providers for the delivery of Covered Services to Enrollees and making recommendations to TBH with respect to Prior Authorization decisions relating to such proposed Covered Services;

                  4.2.4 monitoring the Enrollee's care to evaluate progress and advocating for the Enrollee with other Participating Providers;

                  4.2.5 communicating and discussing with Participating Providers the effectiveness of the plan of care for the Enrollee, any Covered Services provided to the Enrollee, any Emergency Care provided and/or notifications thereof required by this Agreement and helping TBH assure that the plan of care that has been approved by TBH is implemented and followed by Participating Providers;

                  4.2.6 reviewing with TBH the efficiency and effectiveness of care provided to the Enrollee by Participating Providers;

                  4.2.7 assisting TBH in the coordination and provision of all Covered Services to be provided to Enrollees under the Plan Contract;

                  4.2.8 developing linkages with the Contract MCO and with other agencies and individuals involved in the Enrollee's case; and

                  4.2.9 carrying out such other reasonable case management responsibilities or duties as may be delegated or assigned to Case Managers under TBH Policies or TBH Procedures and agreed by Provider, which agreement shall not be unreasonably withheld.


                                      14.

                                    ARTICLE 5

                                      TERM

          This Agreement will have an initial term of one (1) year and will renew automatically for Successive one-year terms, unless earlier terminated as provided in Article VI.

                                    ARTICLE 6

                             TERMINATION PROVISIONS

         6.1 TERMINATION BY EITHER PARTY WITHOUT CAUSE. After the initial one-year term of this Agreement, this Agreement may be terminated without cause by either party at any time upon ninety (90) calendar days' prior written notice to the other party.

         6.2 IMMEDIATE TERMINATION. This Agreement shall terminate upon TBH's notice to Provider in the event of the occurrence of any of the following:

                  6.2.1 violation by Provider or any Provider Affiliate of any law, rule or regulation pertinent to this Agreement;

                  6.2.2 any act or conduct for which any of Provider's licenses or certifications to provide Designated Covered Services may be revoked or suspended or for which Provider's or any Provider Affiliate's ability to provide Designated Covered Services in accordance with this Agreement is otherwise materially impaired,

                  6.2.3 failure by Provider or any Provider Affiliate to comply with TBH's quality management policies, utilization management policies, Credentialing criteria, TBH Policies or TBH Procedures that is not cured within 30 days after notice from TBH;

                  6.2.4 any misrepresentation or fraud by Provider, or any Provider Affiliate;

                  6.2.5 any action by Provider or any Provider Affiliate which, in the reasonable judgment of TBH, constitutes professional misconduct;

                  6.2.6 Provider's failure to maintain professional liability insurance in accordance with this Agreement; or

                  6.2.7 If Provider is an individual, the death or disability of Provider.

         6.3 TERMINATION BY EITHER PARTY DUE TO MATERIAL BREACH OF AGREEMENT. This Agreement may be terminated by either party upon thirty (30) days' prior written notice to the other party if the party to whom notice is given is in material breach of any provisions of this Agreement. The party claiming the right to terminate will set forth in the notice of intended termination the facts underlying the claim that the other is in breach of this Agreement. Remedy of the breach to the satisfaction of the party giving notice, within 30 days of receipt of notice, will nullify the intended termination notice.



                                      15.

         6.4 TERMINATION BY CHANGE IN LAW OR REGULATION. This Agreement may be terminated by a change in law or regulation or a judicial interpretation thereof, which renders any material term or provision of this Agreement illegal, invalid or unenforceable. Termination under this section shall be effective on the effective date of the change in law or regulation, or judicial interpretation thereof.

         6.5 TERMINATION BY TBH ON REJECTION OF AMENDMENT. If Provider rejects an amendment submitted to Provider by TBH pursuant to Article XIII of this Agreement and the amendment has been submitted by TBH to all Participating Providers similar to Provider, the parties will meet within ten (10) days after rejection by Provider to resolve any differences or problems related to the amendment. If the parties fail to agree at such meeting, TBH may elect, in its discretion, to terminate this Agreement upon written notice to Provider setting forth the date of termination.

         6.6 NO FURTHER FORCE OR EFFECT AFTER TERMINATION. Except as otherwise specified in Section 6.9, following the effective date of termination, this Agreement will be of no further force or effect.

         6.7 CONTINUATION OF CERTAIN SERVICES. If any Enrollees are receiving Designated Covered Services as of the date of termination of this Agreement (with or without cause), Provider will continue to provide Designated Covered Services to those Enrollees in accordance with the terms of this Agreement until TBH arranges for alternative care or treatment, which will be arranged as soon as practicable, but in no event beyond the termination date of the Enrollee's coverage under the applicable Plan Contract. TBH shall continue to compensate Provider for such services in accordance with the terms of this Agreement until the Enrollee is transferred to another Participating Provider.

         6.8 TRANSFER OF ENROLLEES AFTER TERMINATION. Upon notice of termination of this Agreement, Provider agrees to cooperate in an orderly transfer of Enrollees to other Participating Providers to protect and meet the behavioral health care needs of Enrollees in the transfer.

         6.9 SURVIVABILITY. Notwithstanding any other provisions of this Agreement to the contrary, upon termination of this Agreement for any reason, each party will remain liable for any obligations or liabilities arising from activities occurring prior to the effective date of termination. The covenants and obligations of the parties set forth in Articles VIII, X and XX, Sections 2.10, 2.12, 2.18, 2.22, 2.23, 2.28, 6.7, 6.8 and Subsection 2.13.1, and all
other covenants or obligations which by their terms or by implication are intended by the parties to continue in effect after termination of this Agreement, shall survive termination and shall remain in effect and enforceable by the parties.

                                    ARTICLE 7

                                  AUDIT RIGHTS

         7.1 AUDIT AND INSPECTION. TBH, any Contract MCO and State and federal regulatory agencies with regulatory jurisdiction have the right to conduct, or have conducted by a third party, medical. financial and other audits, inspections and evaluations of Provider's records and facilities, with respect to Designated Covered Services provided to Enrollees under this Agreement including quality appropriateness and timeliness of services. Audits and inspections by the State or federal agencies may be announced or unannounced, but other audits or inspections shall be at reasonable times, upon reasonable advance notice. Any such party or entity shall be allowed access to Provider's place of business and to all appropriate records during normal business hours, except under special circumstances (as determined by State and federal regulatory agencies) when after hour admission shall be allowed. Such audit rights shall not apply to confidential corporate information of Provider that is



                                      16.

unrelated to this Agreement or the provision of Designated Covered Services. In conducting any medical audit, neither TBH nor the Contract MCO shall be entitled to examine medical or behavioral health records of patients who are not Enrollees. Provider shall cooperate fully with the auditing or inspecting party and furnish copies of medical and behavioral health records, when requested by TBH, the Contract MCO or any State or federal regulatory agency for the purpose of an audit, inspection or evaluation at no charge. TBH or the Contract MCO, as appropriate, shall be responsible for providing Provider with copies of all releases or consent from Enrollees necessary for TBH or Contract MCO to have access to such records.

         7.2 MONITORING. TBH, any Contract MCO and State and federal regulatory agencies with regulatory jurisdiction shall have the right to monitor, whether on an announced or unannounced basis, all services rendered to Enrollees by Provider.

                                    ARTICLE 8

                       DISPUTE RESOLUTION AND ARBITRATION

         8.1 DISPUTES. Except as provided in Section 8.3, if any dispute arises between the parties involving a contention by one party that the other has failed to perform it obligations and responsibilities under this Agreement, then the party making such contention shall, prior to initiating any action authorized in the Agreement, promptly give written notice to the other party pursuant to Article XVI. Such notice shall set forth in detail the basis for the party's contention. The other party shall, within thirty (30) calendar days after receipt of the notice, provide a written response seeking to satisfy the party that gave notice regarding the matter as to which notice was given. Following such response, or the failure of the second party to respond to the complaint of the first party within thirty (30) calendar days if the party that gave notice of dissatisfaction remains dissatisfied, then that party shall so notify the other party and the matter shall be promptly submitted to binding arbitration, with the cost of establishing any arbitration.

         8.2 ARBITRATION. Except as provided in Section 8.3, all claims, disputes, and other matters in question arising out of or relating to this Agreement or any breach of this Agreement shall be decided by arbitration in accordance with the rules of the American Arbitration Association, then obtaining, unless the parties mutually agree otherwise in writing. This agreement to arbitrate shall be specifically enforceable pursuant to the Tennessee Uniform Arbitration Act as codified in Tenn. Code Ann. SectionSection 29-5-301, et seq. The award rendered by the arbitrator shall be final and a judgment may be entered upon it in accordance with the applicable State law. The responsibility for any legal fees and/or costs incurred by such action shall be borne by the party designated by the arbitrator.

         8.3 TBH POLICIES OR TBH PROCEDURES. The provisions of Section 8.1 and
8.2 shall not apply to (i) any determination made by TBH pursuant to TBH Policies or TBH Procedures that are subject to appeal by Provider under appeal and grievance procedures contained in TBH Policies or TBH Procedures or (ii) any decision made by Payor or TBH that may be made at the discretion of such party by the terms of this Agreement. Such appeal or grievance procedures shall be the sole remedy of Provider in such instance, and the determination resulting from such procedures shall be binding on Provider.



                                      17.

                                    ARTICLE 9

                            RELATIONSHIPS OF PARTIES

         TBH and Provider are independent contractors in relation to one another and no joint venture, partnership, employment, agency or other relationship is intended or created by this Agreement. Neither TBH nor Provider is authorized to represent or bind the other for any purposes. Neither of the parties hereto, nor any of their respective officers, agents or employees, shall be construed to be the officer, agent or employee of any other party.

                                   ARTICLE 10

                            COORDINATION OF BENEFITS

         Coordination of Benefits shall be administered in accordance with the requirements of the applicable Plan Contract. Right of subrogation and to the proceeds or savings derived from Coordination of Benefits shall be governed by the terms of the applicable Plan Contract. If a Plan Contract fails to address Coordination of Benefits or any issue related thereto, TBH shall administer Coordination of Benefits in compliance with applicable laws, and all proceeds and savings derived from Coordination of Benefits shall be the exclusive property of TBH. If Provider should receive any payment from a Payor that should have been paid to TBH or any Contract MCO under the Coordination of Benefits requirements of a Contract Plan or this Article X, Provider shall, without demand, promptly pay over such amount to TBH or the Contract MCO, as appropriate.

                                   ARTICLE 11

                           NO THIRD PARTY BENEFICIARY

         Nothing in this Agreement is intended to be construed or deemed to create any rights or remedies in any third party beneficiary, including an Enrollee, Payor or Contract MCO. Notwithstanding the preceding, a Plan Contract may, by its express terms, grant a Payor or Contract MCO rights to enforce the terms of this Agreement and other third party beneficiary rights with respect to those Payor Plans adopted, sponsored, maintained or administered by such Payor or Contract MCO.

                                   ARTICLE 12

                             GOVERNING LAW AND VENUE

         This Agreement shall be governed by the laws of the State of Tennessee, without regard to conflict of laws principles, except where otherwise required by federal law or by the laws of any State in which Provider provides Designated Covered Services to Enrollees. Any arbitration proceedings instituted under this Agreement shall be in Knox County, Tennessee, and each party hereby waives any other right of venue such party may have.



                                      18.

                                   ARTICLE 13

                                   AMENDMENTS

         13.1 RIGHT OF APPROVAL AND EFFECTIVE DATE. All amendments to this Agreement proposed by Provider must be agreed to in writing in advance of the effective date by TBH. TBH reserves the right to reject any proposed amendment in its absolute discretion. Any amendments to this Agreement proposed by TBH must be proposed in the form of an Addendum forwarded to Provider in the manner specified in Section 13.2 and will be deemed effective upon the expiration of twenty (20) calendar days after receipt of such Addendum (determined under Article XVI unless, within such 20-day period, Provider notifies TBH in writing of Provider's rejection of the requested amendment. Amendments required because of legislative, regulatory or legal requirements do not require the consent of Provider or TBH and will be effective immediately on the effective date thereof.

         13.2 ADDENDA. In the event TBH desires to amend this Agreement for any reason, including, without limitation, adding an additional Payor Plan and Plan Contract not listed on the List of Addenda, such amendment shall be proposed by TBH to Provider in the form of a written Addendum which shall be sent to Provider in accordance with the provisions of Article XVI, and such amendment shall become effective as provided in Section 13. 1. In the event Provider rejects such amendment within the twenty (20) day period described in Section 13.1, TBH shall have the right, exercisable at its option, to terminate this agreement as provided in Section 6.5 or to continue this Agreement in effect without such Addendum. If such Addendum does not become effective and this Agreement is continued, Provider shall not be required to comply with the Addendum or to be a Provider under the Payor Plan described in the Addendum.

         13.3 OTHER CHANGES. Any amendment to a Payor Plan, Plan Contract, TBH Policies or TBH Procedures shall not be deemed an amendment to this Agreement and may be agreed to and implemented by TBH, any Payor or Contract MCO without the consent of Provider.

                                   ARTICLE 14

                                ENTIRE AGREEMENT

          This Agreement supersedes any and all other agreement , either oral or written, between the parties with respect to the subject matter hereof, and no other agreement, statement or promise relating to the subject matter of this Agreement will be valid or binding.

                                   ARTICLE 15

                                   ASSIGNMENT

          The services provided under this Agreement by Provider are unique, and Provider may not assign this Agreement, or delegate or subcontract any duties, rights and obligations under this Agreement, to any other person or entity without the prior written consent of TBH. The consent of TBH to one assignment shall not constitute a waiver of the requirement for consent of any subsequent assignment. The assigning party shall not be released or relieved from any of its obligations under this Agreement by reason of such assignment. TBH shall have the unrestricted right to assign its rights and delegate its duties and responsibilities under this Agreement. Notwithstanding the foregoing. Provider may assign its rights and obligations under this Agreement to MHC



                                      19.

and/or CMI with the prior consent of TBH; however, no further or other assignment shall be permitted without the consent of TBH.

                                   ARTICLE 16

                                     NOTICES

         Any notice or other communication required under this Agreement will be given in writing and sent by certified mail, return receipt requested, by overnight courier or by facsimile transmission, and will be deemed received either three (3) business days after being deposited in The United States mail, or one (1) day after delivery to any overnight courier addressed to the applicable address appearing on the signature page of this Agreement or on the date of facsimile transmission to the facsimile number set forth on such signature page. Any changes to these addresses shall be designated by notice given in accordance with this Article XVI.

                                   ARTICLE 17

                                  SEVERABILITY

         The provisions of this Agreement are severable. If any provision of this Agreement is held to be invalid, illegal or otherwise unenforceable in any jurisdiction, the holding shall not affect the remaining provisions of this Agreement and shall not in any other jurisdiction, unless the effect of the severance would be to alter the obligations of a party in any material respect, in which case, this Agreement may be immediately terminated by the affected party pursuant to Section 6.4.

                                   ARTICLE 18

                                WAIVER OF BREACH

         Any waiver of any provision or right by a party must be in writing. The waiver of any breach of this Agreement by either party hereto will not constitute a continuing waiver or a waiver of any subsequent breach of either the same or any other provision of this Agreement.

                                   ARTICLE 19

                             NON-INDUCEMENT WARRANTY

         19.1 PROVIDER WARRANT. Provider warrants and covenants he/she/it has not paid and shall not pay, either directly or indirectly, any compensation to any officer or employee of the State, or any employee or member of a federal agency, as wages, compensation, or gifts in exchange for action as an officer, agent, employee, subcontractor or consultant to Provider in connection with any work contemplated or performed in connection with this Agreement.



                                      20.

         19.2 TBH WARRANTY. TBH warrants and covenants it has not paid and shall not pay, either directly or indirectly, any compensation to any officer or employee of the State, or any employee or member of a federal agency, as wages, compensation, or gift in exchange for action as officer, agent employee, subcontractor or consultant to TBH in connection with any work contemplated or performed in connection with this Agreement.

                                   ARTICLE 20

                             LEGAL RESPONSIBILITIES

         20.1 LEGAL DEFENSE. The defense of any legal action instituted on a claim of malpractice against Provider relating to services provided pursuant to this Agreement shall not be an obligation of TBH. TBH shall not be responsible for any legal expenses including, without limitation, reasonable attorney's fees, costs and necessary disbursements, in connection with any such legal action against Provider. TBH shall, however, fully cooperate with Provider by furnishing such material or information as it has available in connection with the defense of any such action.

         20.2 INDEMNIFICATION. If either party is without fault and is held liable for the acts or omissions of the other party, its employees or agents, the party not at fault shall have such rights of indemnity or contribution against the party at fault as are provided by the applicable laws of the State.

                                   ARTICLE 21

                             NON-EXCLUSIVE AGREEMENT

         21.1 PROVIDER RIGHTS. Nothing contained in this Agreement shall preclude Provider from participating in or contracting with any other Payor or other person, group or entity, whether before, during or subsequent to the term of this Agreement, with regard to the provision by Provider of any health care services.

         21.2 RIGHTS OF TBH. Nothing contained in this Agreement shall preclude TBH from contracting with one or more other health care providers for services under any other contracts, agreements or arrangements, or any other business operations of TBH. Nothing in this Agreement shall be construed as imposing any duty on or otherwise requiring TBH to assign Provider to any Provider Panel, the determination of such assignment to be made solely in the discretion of TBH and/or the applicable Payor.

                                   ARTICLE 22

                                 EFFECTIVE DATE

          This Agreement shall become effective on the later of:

         (a) the date of execution of this Agreement by the last party to execute this Agreement or

         (b) the date that the Plan Contract referenced in Addendum No. 1 attached to this Agreement becomes effective.


                                      21.

         If TBH has not entered into the Plan Contract with the State referenced in Addendum No. 1 by July 1, 1996 (or such later date as may be agreed upon by the parties), this Agreement shall automatically become null and void without becoming effective and each party shall be released from its obligations under this Agreement.



                                      22.

         IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts (including the use of counterparts signature pages if necessary) as of the dates set forth below each party's signature.

ADDRESS:                               TBH:

1830 White Avenue                      TENNESSEE BEHAVIORAL HEALTH, INC.
Knoxville, TN 37910
                                       By:  /s/ Rocky Davis
                                           -------------------------------------
Phone:  (615) 541-2101
                                       Title:  Chief Executive Officer
Fax:    (615) 541-2118
                                       Date:  12/4/95


ADDRESS:                               PROVIDER:

275 Cumberland Blvd.                   /s/ Pam Womack, President
Nashville, TN 37228                    -----------------------------------------
                                       Tennessee Mental Health Cooperative
Phone:  (615) 259-9225

Fax:    (615) 726-4843

                                       By:
                                           -------------------------------------

                                       Title:
                                              ----------------------------------

                                       Date:  12/2/95



                                      23.

ADDRESS:                               IF AN INDIVIDUAL:

-----------------------------------

-----------------------------------    -----------------------------------------
                                                Type or Print Name

-----------------------------------

Phone: ( )
-----------------------------------    -----------------------------------------
                                                    Signature

                                       Date:
                                       -----------------------------------------



                                      24.

                               [EXHIBITS EXCLUDED]



                                       1.